EXHIBIT 9.01

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and shareholders of
Vapor Group, Inc.
Sunrise, Florida

I have audited the accompanying consolidated balance sheets of Vapor Group, Inc. and its subsidiaries (the “Company”) as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2013 and 2012. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were I engaged to perform, an audit of its internal control over financial reporting. my audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012 and the consolidated results of its operations and its cash flows for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Terry L. Johnson, CPA
Casselberry, Florida
April 2, 2014

VAPOR GROUP, INC.
CONSOLIDATED BALANCE SHEET

	As of December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash	$48,177	$7,027
Accounts receivable	104,856	-
Loan to shareholder	282,872	34,246
Inventory	149,732	190,386
Other current assets	358,483	49,880
Total current assets	944,120	281,539

PROPERTY AND EQUIPMENT, NET	16,054	15,000

OTHER ASSETS
Intangible assets, net	975	-
Deferred expenses	87,896	-

Total other assets	88,871	-

TOTAL ASSETS	$1,049,045	$296,539

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$-	$77,917
Accrued interest	88,375	11,930
Convertible notes payable	319,527	224,727
Loans payable	437,910	-
Sales tax payable	9,197	-
TOTAL CURRENT LIABILITIES	855,009	314,574

TOTAL LIABILITIES	855,009	314,574

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value, 10,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.001 par value, 350,000,000 shares authorized,
50,451,000 issued and outstanding at December 31, 2013 and 2012 respectively,	50,451	100
Retained earnings(accumulated deficit)	143,585	(18,135)
TOTAL STOCKHOLDERS' DEFICIT	194,036	(18,035)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,049,045	$296,539

The accompaying notes are an integral part of these financial statements.

VAPOR GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended
	December 31,
	2013	2012

NET REVENUES	$1,991,023	$38,096

COST OF REVENUES	866,750	19,046

GROSS PROFIT	1,124,273	19,050

COST AND EXPENSES
Advertising and promotion	67,947	12,281
Commissions	45,054	761
Officers Compensation	150,000	-
Professional fees	95,778	407
General and administrative expenses	497,880	11,806

	856,659	25,255

(Loss) from continuing operations	267,614	(6,205)

OTHER INCOME(EXPENSE)
Interest expense	(105,894)	(11,930)

Total other income and (expense)	(105,894)	(11,930)
Net (Loss)	$161,720	$(18,135)

Earnings (loss) per share
- Basic	$.00321	$(181.35)

Weighted average number of shares
- outstanding	50,451,000	100

The accompanying notes are an integral part of these financial statements.

VAPOR GROUP, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2011	$-	$-	-	$-	$-	$-	$-

Common stock issued cash			100,000	100	-		100

Net loss			-	-	-	(18,135)	(18,135)

Balance at December 31, 2012	-	-	100,000	100	-	(18,135)	(18,035)

Common stock issued for services			50,351,000	$50,351			50,351

Net loss						161,720	161,720

Balance at December 31, 2013	-	$-	50,451,000	$50,451	$-	$143,585	$194,036

The accompanying notes are an integral part of these financial statements.

VAPOR GROUP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended
	December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$161,720	$(18,135)
Adjustments to reconcile increase(decrease) in net assets to cash provided by operating activities:
Common stock issued for services	50,351	-
Depreciation	4,338	-
Changes in operating assets and liabilities:
Inventory	40,654	(190,386)
Accounts receivable	(104,856)	-
Other assets	(308,603)	(49,880)
Accounts payables	(77,917)	77,917
Sales tax payable	9,197	-
Deferred expenses	(87,896)
Accrued interest	76,445	11,930

NET CASH USED IN OPERATING ACTIVITIES	(236,567)	(168,554)

CASH FLOWS FROM INVESTING ACTIVITIES:

Payments for property and equipment	(6,367)	(15,000)

Net cash provided by investing activities	(6,367)	(15,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan to shareholder	(248,626)	(34,246)
Proceeds from sale of common stock	-	100
Proceeds from convertible notes	94,800	224,727
Proceeds from loans payable	437,910
Net cash used in provided by financing activities	284,084	190,581
NET DECREASE IN CASH AND CASH EQUIVALENTS	41,150	7,027

CASH - BEGINNING OF YEAR	7,027	-

CASH - END OF YEAR	$48,177	$7,027
Supplemental disclosure of cash flow information
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-
Non-Cash Financing Activities
Stock issued for payment of debt	$-	$-

The accompanying notes are an integral part of these financial statements.

VAPOR GROUP INC
NOTES TO FINANCIAL STATEMENTS
AS OF DECENBER 31, 2013

Note 1 – GENERAL INFORMATION

Incorporation, Nature and Description of Business

Vapor Group,Inc.(theCompany)was formed by the Articles of Incorporation, and was incorporated following its registration in the Florida Department of State, on June 21, 2012, under Document Number: P12000056299, and was isprimarily involvedin themanufacturing andsalesofelectronic cigarettes, vaporizers and e-liquids.

The following table shows individuals and legal entities with an equity interest greater than 20 percent and the amount of their equity interest:

Shareholder/owner	Ownership percentage
Dror Svorai	75%
Yaniv Nahon	25%
Total	100%

The Company's business activity is with customers located elsewhere in the United States through retailers and web-based sales as well.

Organizational Structure

Boar of Directors at the Balance Sheet Date:

	Position	Name
Board of Directors	Chairman, President, CEO, Treasurer	Dror Svorai
	Vice-Chairman, Secretary & COO	Yaniv Nahon
	Chief Financial Officer	Jorge Schcolnik

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is provided to assist the reader in understanding the Company's financial statements. The financial statements and notes thereto are representations of the Company's management. The Company's management is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for complete financial statements.

Use of estimates - In preparing financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the periods presented. Actual results may differ from these estimates.

The Company’s financial statements have been prepared as of the balance sheet date, December 31st 2013. The financial statements were prepared onMarch 7th 2014.

Tangible and Intangible Fixed Assets

Fixed assets include assets with an estimated useful life greater than one year and an acquisition cost greater than one thousand ($1,000) in respect of tangible assets, five thousands ($5,000) in respect of start-up costs, and one thousand ($1,000) in respect of other intangible assets, on an individual basis.

Purchased tangible and intangible fixed assets are stated at cost less accumulated depreciation and provisions, if any.

The cost of fixed asset improvements exceeding one thousand ($1,000) for individual tangible assets for the taxation period, and one thousand ($1,000) for individual intangible assets for the taxation period, increases the acquisition cost of the related fixed asset.

Depreciation is charged so as to write off the cost of tangible and intangible fixed assets, other than land and assets under construction, over their estimated useful lives, using the straight linemethod, on the following basis:

Type of assets	Depreciation method (straight line)	Number of years/%

Trademarks	$325.00	4 (25%)

Inventory

Purchased inventory is valued at acquisition cost. Acquisition costs doesn’t include the purchase cost and indirect acquisition costs such as customs fees, freight costs and storage fees, commissions, insurance charges and discounts, which are recorded as general and administrative expenses or other income as the case may be.

Internally developed inventory is stated at cost of direct materials, direct labour costs and other direct expenses are recorded as general and administrative expenses.

As of December 31st 2013, there was no inventory.

Receivables

Upon origination, receivables are stated at their nominal value. At this time no provisions has been established due to the non-significant amount delinquency accounts.

No receivables were recorded as of December 31st 2013.

Payables

Payables are stated at their nominal value. There are no accounts payable as of December 31st 2013.

Loans

Loans are stated at their nominal value. The portion of loans maturing within one year from the balance sheet date is included in Current Liabilities. For other specific financial liabilities, please see Note 4, below.

There are three loans under section Loans Daily Payment as of December 31st 2013, and the following description:

		Daily Amortization
Lender	Face Value	Interest	Principal	Total	Total Days	Interest 2013	Interest 2014	Total Loan

Knight Capital Fund	$40,000	$190.91	$454,54	$645,45	88	$4,963.60	$11,836.40	$56,800
Web Bank	$54,346	$115.25	$308.78	$423.03	176	$2,056.48	$18.049.54	$74,454
Merchant Cash & Cap	$47,300	$129.00	$358.33	$487.33	132	$3,353.91	$13,673.65	$47,000

Borrowing Costs

Borrowing costs arising from loans attributable to the acquisition, construction or production of fixed assets are added to the cost of those assets. All other borrowing costs are recognised in the profit and loss account in the period in which they are incurred.

Note 3– Deferred Expense

At December 31, 2013 and December 31, 2012 the Company recorded deferred expense of $87,896 and $0. The deferred asset recorded at December 31, 2013 was the result of the Company prepaying expenses on loans regarding the subsequent merger with Vapor Group, Inc. .

Note 4 – Property& Equipment

Furniture and Equipment consisted of the following:

Depreciation expense for the years ended December 31, 2013 and 2012 was $4,018 and $-0-, respectively.

Notes 5 – Notes Payable

The Company had the following notes payable as of December 31, 2013.

1.
Investment firm $99,500 Note: at various dates in 2012 and 2013, a corporation loaned the Company $99,500 in exchange for a Promissory Note bearing interest at 18% for a term of one year, renewable. The Lender is allowed to convert the promissory note into Company common shares. The accrued interest payable balance on this note was $24,833 as of December 31, 2013 and is included in the Convertible Promissory Notes – Accrued Interest Section of the Company’s balance sheet.

2.
Investor $40,000 Note: at various dates in 2012 an individual loaned to the Company $40,000 in exchange for a Promissory Note bearing interest at 18% for a term of one year, renewable. The Lender is allowed to convert the promissory note into Company common shares. The accrued interest payable balance on this note was $13,394 as of December 31, 2013 and is included in the Convertible Promissory Notes – Accrued Interest Section of the Company’s balance sheet.

3.
Investment firm $113,500 Note: at various dates in 2012 and 2013, a corporation loaned the Company $113,500 in exchange for a Promissory Note bearing interest at 18% for a term of one year, renewable. The Lender is allowed to convert the promissory note into Company common shares. The accrued interest payable balance on this note was $31,839 as of December 31, 2013 and is included in the Convertible Promissory Notes – Accrued Interest Section of the Company’s balance sheet.

4.
Investment firm $44,000 Note: on November 15 and December 20, 2012, an individual loaned the Company $44,000 in exchange for a Promissory Note bearing interest at 18% for a term of one year, renewable. The Lender is allowed to convert the promissory note into Company common shares. The accrued interest payable balance on this note was $14,393 as of December 31, 2013 and is included in the Convertible Promissory Notes – Accrued Interest Section of the Company’s balance sheet.

5.
Investment firm $11,027 Note: at various dates in 2013, a corporation loaned the Company $11,027 in exchange for a Promissory Note bearing interest at 18% for a term of one year, renewable. The Lender is allowed to convert the promissory note into Company common shares. The accrued interest payable balance on this note was $2,630 as of December 31, 2013 and is included in the Convertible Promissory Notes – Accrued Interest Section of the Company’s balance sheet.

6.
Investment firm $11,500 Note: at various dates in 2013, a corporation loaned the Company $11,500 in exchange for a Promissory Note bearing interest at 18% for a term of one year, renewable. The Lender is allowed to convert the promissory note into Company common shares. The accrued interest payable balance on this note was $1,259 as of December 31, 2013 and is included in the Convertible Promissory Notes – Accrued Interest Section of the Company’s balance sheet.

All of the above notes are uncollateralized.

As a result of the above, the balance of the notes payable is $319,527 and $244,727 at December 31, 2013 and 2012, respectively and the accrued interest thereon is $11,930 and $88,375 at December 31, 2013 and 2012, respectively

Note 6 – Stock

Preferred stock
The Company is authorized to issue 10,000,000 shares of preferred A and 10,000,000 shares of preferred B stock at a par value $0.001. No shares were issued as of December 31, 2013 and 2012, respectively

Common stock
The Company is authorized to issue up to 350,000,000 shares of common stock with a par value of $0.001, under terms and conditions established by the Board of Directors.

The Company had 100,000issued and outstanding common stock shares as of December 31, 2012 and 50,351,000 on February 4, 2013 in compensation for salaries, allocated 37,763,000 shares to Dror Svorai and 12,588,000 shares to Yaniv Nahon.  There were 50,451,000 and 100,000 shares issued and outstanding at December 31, 2013 and 2012, respectively.

Note 7 – Legal Matters

The Company is not aware of any pending or threatened legal matters that would have a material impact on our financial condition.

Note 8 – Income Tax

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
Deferred Tax Assets – Non-current:

NOL Carryover	$0	18,135

Less valuation allowance	0	(18,135)

Deferred tax assets, net of valuation allowance	$-	$-

At December 31, 2013, the Company had net operating loss carryforwards of approximately $0 that may be offset against future taxable income from the year 2014 to 2034. No tax benefit has been reported in the December 31, 2013 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Note 9 – Subsequent events

On January 22, 2014 the Company did a reverse merger with AvWorks Aviation Corp. Subsequent to the merger AvWorks Aviation changed their name to Vapor Group, Inc.

On March 7, 2014 and March 11, 2014, as filed on a Form 8-K on March 13, 2014 and March 18, 2014, AvWorks Aviation Corp. amended the terms and conditions of the Merger Agreement.

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that no other material subsequent events exist.